Exhibit (a)(1)(J)
FORM OF E-MAIL NOTIFICATION TO ELIGIBLE EMPLOYEES
REGARDING THE EXTENSION OF THE ELECTION DEADLINE AND
THE SUPPLEMENT TO THE OFFER TO EXCHANGE ELIGIBLE OPTIONS
To: Holders of Eligible Options
As you know, on November 15, 2005 Perot Systems Corporation filed a tender offer statement with the U.S. Securities and Exchange Commission relating to an offer to exchange certain eligible options for a lesser number of replacement options (the “Offer”). The Offer officially commenced as of November 15, 2005. The Election Deadline for the Offer, which was originally scheduled to be 6:00 p.m. Eastern Time on December 15, 2005, has been extended. The Offer will now expire at 6:00 p.m. Eastern Time on December 19, 2005, unless further extended by us.
We have filed today an amendment to the Schedule TO regarding, among other things, the extension of the Election Deadline and additional information relating to the Offer. Included as exhibits to the amendment are:
     (i) a Supplement dated December 5, 2005 to the Offer to Exchange Certain Outstanding Stock Options for New Stock Options dated November 15, 2005 (the “Supplement”); and
     (ii) a Revised Form of Nonstatutory Stock Option Agreement for Replacement Options (the “Revised Replacement Option Agreement”).
You will receive a Supplement package via mail at your home address this week. For your convenience, I have also attached to this e-mail a copy of a letter providing further details regarding the extension of the Election Deadline and the Supplement, the Supplement and the Revised Replacement Option Agreement. The Offer was originally made upon the terms and subject to the conditions described in the Offer to Exchange Certain Outstanding Stock Options for New Stock Options dated November 15, 2005 (the “Original Offer to Exchange”). The Offer has been amended and supplemented by the attached Supplement. The Supplement should be read in conjunction with the Original Offer to Exchange, which contains additional information about the Offer.
The extension of the Offer is being made to ensure that the information contained in the amended Schedule TO and the Supplement is available to holders of eligible options for a sufficient period of time prior to the expiration of the Offer, in accordance with regulations of the Securities and Exchange Commission.
Please read the Supplement, the Original Offer to Exchange and the other materials provided to you in connection with the Offer carefully. The Offer materials contain time-sensitive deadlines.
If you have questions regarding the Offer, contact Stock Plan Administrator, Terri Gibbons at (972) 577-6058.
Thank you,